Exhibit 23

Consent of Independent Registered Public Accounting Firm.

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112215, 33-74492, 333-3398, 333-71627, 333-36222, 333-43274, 333-54652, and 333-81926) of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedule of Actel Corporation, Actel Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Actel Corporation, included in this Annual Report (Form 10-K) for the year ended January 2, 2005.

/s/ Ernst & Young LLP

San Jose, California
March 9, 2005